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Gregory J. Liptak, President
JONES INTERNATIONAL NETWORKS, LTD.
9697 East Mineral Avenue
Englewood, Colorado 80122

Dear Mr. Liptak:

        I am writing to inform you of my consent to be nominated as a member of the Board of Directors of Jones International Networks, Ltd. (the "Company"), and to be named as a proposed director in the Company's Form S-1 Registration Statement in connection with the Company's proposed initial public offering. It is my understanding that I will be elected as a Director of the Company concurrent with the consummation of the Company's initial public offering.

                                        Very truly yours,


                                        /s/ MICHAEL L. PANDZIK

                                        ----------------------
                                        Michael L. Pandzik